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Exhibit 99.1                                 Cynthia W. Lee
                                             (612) 475-7936

                                             FOR IMMEDIATE RELEASE






                       TCF ANNOUNCES STOCK REPURCHASE PROGRAM


     MINNEAPOLIS, Dec. 15, 1998 - TCF Financial Corporation (TCF) (NYSE:TCB) announced today that its board of directors has authorized a new program for the company to acquire up to 5 percent of TCF common stock, or approximately 4.3 million shares. The shares will be acquired from time to time, depending upon market conditions, through open market or privately negotiated transactions.

     TCF has approximately 2 million shares remaining in its current 5 percent stock repurchase program, authorized by the board of directors in June 1998, which the company expects to complete before initiating the new program. TCF has approximately 85.9 million common shares outstanding.

     TCF is a $9.9 billion national bank holding company based in Minneapolis. TCF's banks are based in Minnesota, Illinois, Wisconsin, and Colorado as TCF National Bank, and in Michigan as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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